EXHIBIT 99.1

Legacy Reserves LP Announces Fourth Quarter and Year End 2009 Results

MIDLAND, Texas, March 3, 2010 (GLOBE NEWSWIRE) -- Legacy Reserves LP ("Legacy") (Nasdaq:LGCY) today announced annual and fourth quarter results for 2009.  This unaudited financial information is preliminary and is subject to adjustments in connection with the final audited financial statements to be released on or about March 5, 2010 within Legacy's Annual Report on Form 10-K.

A summary of selected financial information follows. For consolidated financial statements, please see accompanying tables.

	Three Months Ended		Year Ended
	December 31,	September 30,	December 31,
	2009	2009	2009	2008
	(dollars in millions)
Production (Boe/d)	8,250	8,185	8,225	7,582
Revenue	$44.5	$37.9	$137.3	$215.4
Commodity Derivative Cash Settlements	$6.7	$10.1	$52.5	($40.2)
Expenses	$40.3	$34.5	$140.8	$217.0
Operating income (loss)	$4.2	$3.4	($3.5)	($1.6)
Unrealized gain (loss) on commodity derivatives	($47.0)	($5.7)	($128.0)	$217.2
Net income (loss)	($38.5)	($0.9)	($92.8)	$158.2
Adjusted EBITDA (*)	$32.4	$30.8	$120.0	$99.8
Distributable Cash Flow (*)	$25.2	$23.3	$88.0	$57.4
* Non-GAAP financial measure, see Adjusted EBITDA and Distributable Cash Flow table at the end of this press release

Highlights of the fourth quarter of 2009 compared to the third quarter of 2009:

  Adjusted EBITDA increased 5% to $32.4 million from $30.8 million due to higher commodity prices in the period and increased production.

  Production increased 1% to 8,250 Boe per day from 8,185 Boe per day due to a combination of acquisitions and development projects.

  Net loss of $38.5 million, or $1.10 per unit, was impacted by $47.0 million of unrealized losses on our commodity derivatives, $5.2 million of impairment and depletion, depreciation, amortization and accretion expense (DD&A) of $15.3 million.  We incurred a net loss of $0.9 million in the third quarter which included $5.7 million of unrealized losses on our commodity derivatives, impairment of $2.4 million and DD&A of $13.3 million.

  Cash settlements received on our commodity swaps were $6.7 million compared to cash settlements of $10.1 million in the third quarter.

Comparisons of 2009 results to 2008:

  Adjusted EBITDA increased 20% to $120.0 million from $99.8 million.

  Production increased 8% to 8,225 Boe per day from 7,582 Boe per day.

  Net loss was $92.8 million for the year, or ($2.89) per unit, compared to net income of $158.2 million in 2008, or $5.17 per unit. Unrealized losses of $128.0 million were recorded on our commodity derivatives in 2009 compared to unrealized gains of $217.2 million in 2008.

  Proved reserves increased 20% to 37.1 MMBoe from 30.8 MMBoe due to the impact of higher oil and natural gas liquids ("NGL") prices, partially offset by lower natural gas prices. Additionally, reserves were added due to the decrease in production costs year over year to $14.76 per Boe in 2009 from $17.37 per Boe in 2008.

  Year-end standardized measure of discounted future net cash flows increased 53% to $360.2 million from $235.0 million, with a $125.2 million increase due to improved production performance, higher reserves and oil prices, offset by lower natural gas prices. The standardized measure does not take into account our oil and natural gas hedges.

  Distributions attributable to the fourth quarter 2009 were $0.52 per unit, maintaining the same level over the last seven quarters despite the volatile commodity price environment to start the year.

Cary D. Brown, Chairman and Chief Executive Officer of Legacy Reserves GP, LLC, the general partner of Legacy, said, "We delivered a record year at Legacy. In 2009 we averaged 8,225 barrel equivalents per day, up from 7,582 in 2008 despite investing only $13.7 million in development capital and $8.5 million in acquiring properties. Although 2009 was a challenging year due to poor commodity prices for much of the year, our ability to react quickly to the changing environment allowed us to increase our distributable cash flow to $88.0 million in 2009 from $57.4 million in 2008. Additionally, our hedge portfolio served its purpose and helped us weather the significant reduction in commodity prices and allowed us to maintain our $0.52 quarterly distribution. We are proud of what our employees accomplished in 2009 with capital efficiency, cost cutting, and staying focused on our base business of producing oil and natural gas. Our business development efforts resulted in our signing a purchase and sale agreement in December for our largest acquisition to date."

Equity Issue and Wyoming Acquistion

Mr. Brown continued, "On January 15th, we closed the issuance of 4,887,500 units raising $95.6 million of net proceeds. The proceeds of the offering were used to fund a portion of the $125.2 million purchase price of our acquisition of producing properties in the Big Horn and Wind River Basins in Wyoming, which closed February 17th. Legacy has entered into oil and natural gas swaps associated with this acquisition for the period of 2010 to 2014 as detailed in a prior press release. We are excited about the new platform that Wyoming represents for Legacy. These long-lived oil properties complement our existing assets in the Permian Basin and Mid-continent region and establish a footprint in Wyoming which will allow us to expand our position in the Rockies."

Borrowing Base Redetermination, Capital Markets

Steven H. Pruett, President and Chief Financial Officer, commented on the anticipated re-determination of Legacy's borrowing base, "Our borrowing base is scheduled to be re-determined on or about April 1, 2010. We expect an increase to our current borrowing base of $340 million due to the newly acquired Wyoming assets, the associated commodity hedges and additional smaller acquisitions. Prior to the anticipated increase in our borrowing base, we have over $70 million of borrowing capacity which positions us to make additional acquisitions. We appreciate the support our bank group provided during the difficult first half of 2009. We have even more confidence in the strength of our bank group now and expect to expand our bank group in the coming year. We also want to recognize our unitholders' patience in 2009 and thank those who stayed with us through the downturn. Investors who held our units throughout 2009 realized a 144% return including distributions and assuming reinvestment of distributions in Legacy units. The consistency of our distributions and unit price performance, coupled with the efforts of our underwriters, enabled us to raise an aggregate of $153.2 million of net proceeds before offering expenses in two offerings in September, 2009 and January, 2010. The proceeds from our January equity offering partially financed our Wyoming acquisition and we still have excellent liquidity from which to grow further in 2010."

Financial and Operating Results

Legacy was formed in October 2005 to own and operate the oil and natural gas properties it acquired from its founding investors in connection with the closing of a private equity offering on March 15, 2006 ("Formation Transaction"). Legacy completed its Initial Public Offering and began trading on the NASDAQ Global Market under the ticker "LGCY" on January 12, 2007. The information discussed below is contained in operational data and financial statements at the end of this release.

Fourth Quarter 2009 Results Compared to Third Quarter 2009

Comparisons are made of the fourth quarter ended December 31, 2009 to the third quarter ended September 30, 2009, as it presents relevant sequential growth in performance measures.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA totaled $32.4 million in the fourth quarter compared to $30.8 million in the third quarter. The increase is primarily attributable to higher oil and natural gas prices during the fourth quarter of 2009. Distributable cash flow in the fourth quarter was $25.2 million, compared to $23.3 million in the third quarter of 2009. (See "Non-GAAP Financial Measures" and the associated table for a discussion of management's use of Adjusted EBITDA in this release and a reconciliation of Legacy's consolidated net loss to Adjusted EBITDA.)

Production

Net oil, NGL, and natural gas production increased to 8,250 Boe per day for the fourth quarter from 8,185 Boe per day in the third quarter.  Our increased production in the fourth quarter resulted primarily from a combination of our acquisitions of oil and natural gas properties, and from development activities including drilling, recompletion, restimulation, and reactivation projects completed in the second half of 2009.

Commodity Derivatives

We had a cash gain on commodity derivative settlements of $6.7 million in the fourth quarter 2009, compared to a cash gain of $10.1 million in the third quarter 2009. We swapped 73% of our produced oil, NGL, and natural gas volumes in the fourth quarter and 74% in the third quarter of 2009.

Legacy enters into derivative transactions with unaffiliated third parties with respect to oil, NGL and natural gas prices to achieve more predictable cash flows and to reduce its exposure to short-term fluctuations in oil, NGL and natural gas prices. These derivative instruments are accounted for in accordance with ASC 815 (formerly SFAS No. 133 – Accounting for Derivative Instruments and Hedging Activities). These instruments are intended to mitigate a portion of Legacy's price risk and may be considered hedges for economic purposes but Legacy has chosen not to designate them as cash flow hedges for accounting purposes. Therefore, all derivative instruments are recorded on the balance sheet at fair value which requires us to mark our future derivatives positions to market each quarter resulting in unrealized gains or losses, which impact reported net income. Unrealized gains or losses represent current period mark-to-market adjustments for commodity derivatives which will be settled in future periods. Unrealized gains or losses result in a non-cash impact on earnings and do not affect our ability to make our expected cash distributions. The majority of our derivative instruments now in place are in the form of swaps of floating prices for fixed prices paid by the counterparty.

Revenue and Commodity Prices

Oil, NGL and natural gas sales for the fourth and third quarter 2009 were $44.5 and $37.9 million, respectively, excluding the impact of any commodity derivative settlements. A 1% increase in sales volumes and a 16% increase per Boe in commodity prices accounted for the increased revenue.

Average oil and natural gas prices increased in the fourth quarter of 2009. Realized oil prices for the fourth and third quarters averaged $72.91 and $65.38 per barrel, respectively. Including the effect of cash gains on settled oil swaps, oil prices were $81.46 and $79.96 per barrel in the fourth and third quarters, respectively. Realized natural gas prices were $5.80 and $4.51 per Mcf for the fourth and third quarters, respectively. Including the effect of cash gains on settled natural gas swaps, natural gas prices were $8.05 and $7.32 per Mcf for the same periods.

Costs

Production costs, excluding severance taxes and ad valorem taxes, for the fourth quarter 2009 increased slightly to $15.33 per Boe from $15.22 per Boe for the third quarter. General and administrative expenses increased during the fourth quarter to $5.58 per Boe from $5.31 per Boe in the third quarter, which were $4.25 per Boe and $3.20 per Boe excluding non-cash unit-based compensation expenses. Depletion, depreciation and amortization costs increased to $20.15 per Boe in the fourth quarter from $17.67 per Boe in the third quarter due primarily to changes to the Securities and Exchange Commission ("SEC") rules under which annual average prices must be used to evaluate our reserves as of December 31, 2009. The changes to these rules resulted in lower commodity prices than those used to evaluate our reserves on September 30, 2009.

Net Income (Loss)

Net loss of $38.5 million, or $1.10 per unit, was impacted by $47.0 million of unrealized losses on our commodity derivatives, $5.2 million of impairment and DD&A of $15.3 million. We incurred a net loss of $0.9 million in the third quarter which included $5.7 million of unrealized losses on our commodity derivatives, impairment of $2.4 million and DD&A of $13.3 million.

Year-End 2009 Results Compared to Year-End 2008

Adjusted EBITDA

Adjusted EBITDA increased to $120.0 million for the twelve months ending December 31, 2009, from $99.8 million for the twelve months ending December 31, 2008.  This increase is attributable to $52.5 million of cash settlement gains on commodity derivatives compared to a cash settlement loss of $40.2 million in 2008, and production of 3.0 MMBoe compared to 2.8 MMBoe in 2008, offset by lower commodity prices in 2009 compared to 2008.

Production

Net oil, NGL, and natural gas production averaged 8,225 Boe per day in 2009, increasing from 7,582 Boe per day in 2008. This is a result of our property acquisitions in both 2008 and 2009 as well as $13.7 million of development capital investments in 2009 to drill, complete, recomplete, restimulate and workover wells.

Increase in Depletion, Depreciation, Amortization and Accretion

Our DD&A expense decreased year over year partially due to higher oil and natural gas prices and lower production costs which increased our year-end proved reserve balance. The DD&A rate is determined by the annual net hydrocarbon production divided by the sum of the year-end proved reserves and the annual production. Given that the year-end proved reserve balance has been increased, the DD&A rate decreased to $19.57 per Boe for the year ended December 31, 2009, from $22.82 per Boe for the year ended December 31, 2008. To the extent proved reserves change due to changes in hydrocarbon prices and/or production costs in the future, the DD&A rate could change as well.

Impairment

Impairment expense was $9.2 million and $76.9 million for the years ended December 31, 2009 and 2008, respectively. Legacy recognized impairment expense in 20 separate producing fields, due primarily to declines in realized natural gas prices during the year ended December 31, 2009. In 2008 Legacy recognized impairment expense in 101 separate producing fields due primarily to significant declines in oil and natural gas prices in the fourth quarter of 2008 compared to prior periods resulting in reduced future expected cash flows in these fields.

Revenues and Realized Prices

For the twelve months ended December 31, 2009 and 2008, oil, NGL and natural gas sales were $137.3 million and $215.4 million, respectively.

For 2009 and 2008, average realized oil prices, excluding oil derivative contract settlements, were $57.40 and $95.16 per barrel, respectively.  Including the effects of realized gains and losses on our oil swaps, realized oil prices were $78.47 and $72.16 per barrel for 2009 and 2008, respectively. Realized natural gas prices averaged $4.43 and $8.60 per Mcf for 2009 and 2008, respectively.  Including the effects of cash gains on our natural gas swaps, realized natural gas prices were $7.17 and $8.80 per Mcf for 2009 and 2008, respectively.

For the year ended December 31, 2009, oil, NGL and natural gas derivative contracts, in the form of both swaps and collars, covered approximately 73% of Legacy's production at a weighted average NYMEX West Texas Intermediate ("WTI") oil price of $84.61 per barrel and $7.68 per MMBtu, which is a combination of NYMEX Henry Hub, Waha (West Texas) and ANR-Oklahoma indexes. Legacy's realized prices are less than NYMEX WTI and Henry Hub natural gas due to quality and location differentials. One Mcf of natural gas sales equals approximately one MMBtu of swapped natural gas volumes after the natural gas is processed and NGL's are recovered at a plant.

Production Costs

For 2009 and 2008, production costs, excluding severance and ad valorem taxes, decreased to $14.76 per Boe from $17.37 per Boe. The decrease in production costs per Boe is primarily related to lower costs associated with lower average commodity prices in 2009. Severance and ad valorem taxes decreased to $4.21 per Boe from $5.95 per Boe due to lower oil, NGL and natural gas prices.

General and Administrative Expenses ("G&A")

G&A expenses for 2009 increased to $5.16 per Boe from $4.11 per Boe in 2008, due primarily to an increase of $2.1 million in non-cash compensation expense due to increases in Legacy's unit price as well as $1.3 million of legal, consulting and board fees related to the evaluation of Apollo Management VII, LP's proposal to take Legacy private. G&A expenses were $4.12 per Boe and $3.72 per Boe in 2009 and 2008, respectively, excluding the effect on non-cash unit based compensation expenses.

Net Income (Loss)

Net loss for 2009 was $92.8 million, which was impacted by a $128 million net unrealized loss on the fair value of our future commodity derivatives and $9.2 million of impairment. Net Income in 2008 was $158.2 million, which was favorably impacted by $217.2 million of net unrealized gains on the fair value of our future commodity derivatives offset by $76.9 million of impairment. In 2009, we had $52.5 million of net cash gains on our commodity derivative settlements, compared to $40.2 million of net cash losses on commodity derivative settlements in 2008.

Commodity Derivatives

We have entered into the following fixed price swaps for oil and natural gas to help mitigate the risk of changing commodity prices. As of March 2, 2010 we had entered into swap agreements to receive average NYMEX West Texas Intermediate oil and Henry Hub, Waha, ANR-Oklahoma, and CIG-Rockies natural gas prices as summarized below starting with January, 2009 through December, 2014:

WTI:

	Annual	Average	Price
Calendar Year	Volumes (Bbls)	Price per Bbl	Range per Bbl
2010	1,812,978	$ 81.16	$60.15 - $140.00
2011	1,535,312	$ 86.64	$67.33 - $140.00
2012	1,324,466	$ 82.01	$67.72 - $109.20
2013	881,445	$ 83.62	$80.10 - $89.35
2014	356,710	$ 87.88	$87.50 - $90.50

Natural Gas:

		Average	Price
Calendar Year	Volumes (MMBtu)	Price per MMBtu	Range per MMBtu
2010	3,923,359	$ 7.18	$5.33 - $9.73
2011	3,038,316	$ 7.49	$5.74 - $8.70
2012	2,357,990	$ 7.49	$5.72 - $8.70
2013	1,402,754	$ 6.58	$5.78 - $6.89
2014	609,104	$ 6.36	$5.95 - $6.47

Additionally, we have entered into a costless collar for NYMEX WTI with the following attributes:

	Annual	Average	Average
Calendar Year	Volumes (Bbl)	Put ($/Bbl)	Call ($/Bbl)
2010	71,800	$ 120.00	$ 156.30
2011	68,300	$ 120.00	$ 156.30
2012	65,100	$ 120.00	$ 156.30

Location and quality differentials attributable to our properties are not reflected in the above prices. The agreements provide for monthly settlement based on the difference between the agreement fixed price and the actual reference oil and natural gas index prices.

We have entered into basis swaps to receive floating NYMEX prices less a fixed basis differential and pay prices based on the floating Waha index, a natural gas hub in West Texas. The prices that we receive for our Permian Basin natural gas sales follow Waha more closely than the NYMEX Henry Hub natural gas index. The basis swaps thereby provide a better correlation between our natural gas sales and the derivative settlement payments on our natural gas swaps. The following table summarizes, for the periods indicated, our NYMEX-Waha basis swaps currently in place for production months through December 31, 2010:

Waha Basis Swaps	Annual	Average	Basis Differential
Calendar Year	Volumes (MMBtu)	Basis Differential	per MMBtu
2010	1,200,000	$ (0.57)	$ (0.57)

Annual Report on Form 10-K

The consolidated financial statements and related footnotes will be available in our December 31, 2009 Form 10-K, which will be filed on or about March 5, 2010.

Conference Call

As announced on February 22, 2010, Legacy Reserves LP will host an investor conference call to discuss Legacy's results on Thursday, March 4, 2010 at 2:00 p.m. (Central Time). Investors may access the conference call by dialing 877-266-0479.  For those who cannot listen to the live broadcast, a replay of the call will be available through Monday, March 8, 2010, by dialing 706-645-9291 or 800-642-1687 and entering code 58102499, or by going to the Investor Relations tab of Legacy's website (www.LegacyLP.com). We will take live questions from securities analysts and institutional portfolio managers and analysts; the complete call is open to all other interested parties on a listen-only basis.

About Legacy Reserves LP

Legacy Reserves LP is an independent oil and natural gas limited partnership headquartered in Midland, Texas, focused on the acquisition and development of oil and natural gas properties primarily located in the Permian Basin, Mid-continent and Rocky Mountain regions of the United States. Additional information is available at www.LegacyLP.com.

The Legacy Reserves logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3201

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to our operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimated," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are realized oil and natural gas prices; production volumes, lease operating expenses, general and administrative costs and finding and development costs; future operating results and the factors set forth under the heading "Risk Factors" in our annual and quarterly reports filed with the SEC. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Legacy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

LEGACY RESERVES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Year Ended
	December 31,	September 30,	December 31,
	2009	2009	2009	2008
	(In thousands, except per unit data)
Revenues:
Oil sales	$ 33,613	$ 28,637	$ 103,319	$ 157,973
Natural gas liquids (NGL) sales	3,651	3,367	11,565	15,862
Natural gas sales	7,203	5,894	22,395	41,589
Total revenues	44,467	37,898	137,279	215,424

Expenses:
Oil and natural gas production	12,827	12,517	48,814	52,004
Production and other taxes	2,654	2,251	8,145	12,712
General and administrative	4,233	4,001	15,502	11,396
Depletion, depreciation, amortization and accretion	15,291	13,302	58,763	63,324
Impairment of long-lived assets	5,224	2,375	9,207	76,942
Loss on disposal of assets	113	26	378	602

Total expenses	40,342	34,472	140,809	216,980

Operating income (loss)	4,125	3,426	(3,530)	(1,556)

Other income (expense):
Interest income	--	3	9	93
Interest expense	(2,112)	(8,612)	(13,222)	(21,153)
Equity in income of partnerships	17	16	31	108
Realized and unrealized gain (loss) on oil, NGL and natural gas swaps and oil collar	(40,339)	4,452	(75,554)	176,943
Other	(20)	(1)	(11)	116

Income (loss) before income taxes	(38,329)	(716)	(92,277)	154,551

Income taxes	(148)	(135)	(554)	(48)

Income (loss) from continuing operations	(38,477)	(851)	(92,831)	154,503

Gain on sale of discontinued operation	--	--	--	3,704

Net income (loss)	$ (38,477)	$ (851)	$ (92,831)	$ 158,207

Income (loss) from continuing operations per unit - basic and diluted	$ (1.10)	$ (0.03)	$ (2.89)	$ 5.05

Gain on discontinued operation per unit - basic and diluted	$ --	$ --	$ --	$ 0.12

Net income (loss) per unit - basic and diluted	$ (1.10)	$ (0.03)	$ (2.89)	$ 5.17

Weighted average number of units used in computing net income per unit
Basic	34,880	31,613	32,163	30,596

Diluted	34,880	31,613	32,163	30,616
LEGACY RESERVES LP
CONSOLIDATED BALANCE SHEET (UNAUDITED)
(dollars in thousands)
December 31,
2009
ASSETS
Current assets:
Cash and cash equivalents	$ 4,217
Accounts receivable, net:
Oil and natural gas	18,070
Joint interest owners	4,547
Other	364
Fair value of derivatives	20,090
Prepaid expenses and other current assets	2,323

Total current assets	49,611

Oil and natural gas properties, at cost:
Proved oil and natural gas properties, using the successful efforts method of accounting	847,120
Unproved properties	214
Accumulated depletion, depreciation and amortization	(271,909)
575,425
Other property and equipment, net of accumulated depreciaton and amortization of $1,448	1,512
Deposit on pending acquisition	6,500
Operating rights, net of amortization of $1,979	5,038
Fair value of derivatives	11,026
Other assets, net of amortization of $2,785	4,334
Investment in equity method investee	47

Total assets	$ 653,493

LIABILITIES AND UNITHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 1,580
Accrued oil and natural gas liabilities	13,890
Fair value of derivatives	18,762
Asset retirement obligation	13,506
Other	6,488

Total current liabilities	54,226
Long-term debt	237,000
Asset retirement obligation	71,411
Fair value of derivatives	12,149
Other long-term liabilities	47

Total liabilities	374,833
Commitments and contingencies
Unitholders' equity:

Limited partners' equity - 34,880,474 units issued and outstanding at December 31, 2009	278,627
General partner's equity	33
Total unitholders' equity	278,660

Total liabilities and unitholders' equity	$ 653,493
Selected Financial and Operating Data

	Three Months Ended		Year Ended
	December 31,	September 30,	December 31,
	2009	2009	2009	2008
(In thousands, except per unit data)
Revenues:
Oil sales	$ 33,613	$ 28,637	$ 103,319	$ 157,973
Natural gas liquid sales	3,651	3,367	11,565	15,862
Natural gas sales	7,203	5,894	22,395	41,589
Total revenue	$ 44,467	$ 37,898	$ 137,279	$ 215,424

Expenses:
Oil and natural gas production	$ 11,638	$ 11,462	$ 44,308	$ 48,194
Ad valorem taxes	$ 1,189	$ 1,055	$ 4,506	$ 3,810

Total oil and natural gas production including ad valorem taxes	$ 12,827	$ 12,517	$ 48,814	$ 52,004
Production and other taxes	$ 2,654	$ 2,251	$ 8,145	$ 12,712
General and administrative	$ 4,233	$ 4,001	$ 15,502	$ 11,396
Depletion, depreciation, amortization and accretion	$ 15,291	$ 13,302	$ 58,763	$ 63,324

Realized commodity derivative settlements:
Realized gain (loss) on oil swaps and collars	$ 3,938	$ 6,386	$ 37,919	$ (38,185)
Realized gain (loss) on natural gas liquid swaps	$ (16)	$ 77	$ 733	$ (3,025)
Realized gain on natural gas swaps	$ 2,795	$ 3,663	$ 13,825	$ 977

Production:
Oil - barrels	461	438	1,800	1,660
Natural gas liquids - gallons	3,802	4,084	15,118	12,977
Natural gas - Mcf	1,242	1,306	5,055	4,838
Total (MBoe)	759	753	3,002	2,775
Average daily production (Boe/d)	8,250	8,185	8,225	7,582

Average sales price per unit (excluding commodity derivatives):
Oil price per barrel	$ 72.91	$ 65.38	$ 57.40	$ 95.16
Natural gas liquid price per gallon	$ 0.96	$ 0.82	$ 0.76	$ 1.22
Natural gas price per Mcf	$ 5.80	$ 4.51	$ 4.43	$ 8.60
Combined (per Boe)	$ 58.59	$ 50.33	$ 45.73	$ 77.63

Average sales price per unit (including realized commodity derivative settlements):
Oil price per barrel	$ 81.46	$ 79.96	$ 78.47	$ 72.16
Natural gas liquid price per gallon	$ 0.96	$ 0.84	$ 0.81	$ 0.99
Natural gas price per Mcf	$ 8.05	$ 7.32	$ 7.17	$ 8.80
Combined (per Boe)	$ 67.44	$ 63.78	$ 63.21	$ 63.13

NYMEX oil index prices per barrel:
Beginning of Period	$ 70.61	$ 69.89	$ 44.60	$ 95.98
End of Period	$ 79.36	$ 70.61	$ 79.36	$ 44.60

NYMEX gas index prices per Mcf:
Beginning of Period	$ 4.84	$ 3.84	$ 5.62	$ 7.48
End of Period	$ 5.57	$ 4.84	$ 5.57	$ 5.62

Average unit costs per Boe:
Oil and natural gas production	$ 15.33	$ 15.22	$ 14.76	$ 17.37
Ad valorem taxes	$ 1.57	$ 1.40	$ 1.50	$ 1.37
Production and other taxes	$ 3.50	$ 2.99	$ 2.71	$ 4.58
General and administrative	$ 5.58	$ 5.31	$ 5.16	$ 4.11
Depletion, depreciation, amortization and accretion	$ 20.15	$ 17.67	$ 19.57	$ 22.82

Non-GAAP Financial Measures

This press release, the financial tables and other supplemental information include  "Adjusted EBITDA" and "Distributable Cash Flow", both of which are non-generally accepted accounting principles ("non-GAAP") measures which may be used periodically by management when discussing our financial results with investors and analysts. The following presents a reconciliation of each of these non-GAAP financial measures to their nearest comparable generally accepted accounting principles ("GAAP") measure.  All such information is also available on our website under the Investor Relations link.

"Adjusted EBITDA" and "Distributable Cash Flow" should not be considered as alternatives to GAAP measures, such as net income, operating income or any other GAAP measure of liquidity or financial performance.

Adjusted EBITDA is defined in our revolving credit facility as net income (loss) plus:

  Interest expense;

  Income taxes;

  Depletion, depreciation, amortization and accretion;

  Impairment of long-lived assets;

  (Gain) loss on sale of partnership investment;

  (Gain) loss on disposal of assets;

  Unit-based compensation expense arising from liability and equity-based awards;

  Equity in (income) loss of partnerships; and

  Unrealized (gain) loss on oil and natural gas derivatives.

Distributable Cash Flow is defined as Adjusted EBITDA less:

  Cash interest expense;

  Cash income taxes;

  Cash settlements of unit options; and

  Development capital expenditures.

Adjusted EBITDA and Distributable Cash Flow are presented as management believes they provide additional information and metrics relative to the performance of our business, such as the cash distributions we expect to pay to our unitholders, as well as our ability to meet our debt covenant compliance tests. Management believes that these financial measures indicate to investors whether or not cash flow is being generated at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA and Distributable Cash Flow may not be comparable to a similarly titled measure of other publicly traded limited partnerships or limited liability companies because all companies may not calculate Adjusted EBITDA in the same manner.

The following table presents a reconciliation of our consolidated net income (loss) to Adjusted EBITDA and Distributable Cash Flow:

	Three Months Ended		Year Ended
	December 31,	September 30,	December 31,
	2009	2009	2009	2008
	(dollars in thousands)
Net income (loss)	$ (38,477)	$ (851)	$ (92,831)	$ 158,207
Plus:
Interest expense	2,112	8,612	13,222	21,153
Income taxes	148	135	554	48
Depletion, depreciation, amortization and accretion	15,291	13,302	58,763	63,324
Impairment of long-lived assets	5,224	2,375	9,207	76,942
Gain on disposal of assets	12	(6)	(54)	(3,704)
Equity in income of partnership	(17)	(16)	(31)	(108)
Unit-based compensation expense	1,004	1,590	3,130	1,078
Unrealized (gain) loss on oil and natural gas derivatives	47,058	5,674	128,032	(217,176)
Adjusted EBITDA	$ 32,355	$ 30,815	$ 119,992	$ 99,764

Less:
Cash interest expense	3,707	4,492	17,809	9,451
LTIP settlements	113	66	415	150
Development capital expenditures	3,332	2,979	13,727	32,788
Distributable Cash Flow	$ 25,203	$ 23,278	$ 88,041	$ 57,375
CONTACT:  Legacy Reserves LP
          Steven H. Pruett, President and Chief Financial Officer
          432-689-5200